Exhibit 99.1

Reed’s, Inc. Announces Appointment of Neal Cohane as Chief Operating Officer

NORWALK, Conn., Dec. 29, 2025 (GLOBE NEWSWIRE) — Reed’s, Inc. (NYSE American: REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, natural ginger beverages, today announced the appointment of Neal Cohane as Chief Operating Officer, effective January 5, 2026.

Mr. Cohane brings decades of leadership experience across the beverage industry and a proven track record of building high-performing commercial organizations, scaling national distribution, and driving sustainable growth for consumer brands. Most recently, he served as Chief Sales Officer at Eastroc Beverages and previously founded Rootstock Brands, Inc., where he advised beverage companies on go-to-market strategy and execution. Mr. Cohane is well known to Reed’s, having previously served as the Company’s Chief Sales Officer for more than 15 years, playing a central role in expanding the brand’s footprint and strengthening key retail and distributor relationships. Earlier in his career, he held senior leadership roles at PepsiCo, SoBe and The Coca-Cola Company. Mr. Cohane holds a B.S. in Business Administration from Merrimack College.

“Neal’s deep understanding of Reed’s, combined with his extensive experience scaling beverage brands, makes him uniquely qualified to lead our operations as we enter our next phase of growth,” said Cyril Wallace, Chief Executive Officer of Reed’s. “We are excited to welcome Neal back to the executive team and confident that his leadership will help drive operational excellence and long-term value for our shareholders.”

Mr. Cohane added, “I’m extremely enthusiastic to be returning to Reed’s in a new capacity as Chief Operating Officer and embrace the opportunity to lead the Company’s sales, marketing, and operations functions. Our primary objectives will be securing new channels of business, expanding distribution through new doors, increasing velocity across all existing channels, and deepening our distributor and retail partnerships. Strengthening these relationships will be a top priority in 2026 and beyond.”

About Reed’s, Inc.

Reed’s is an innovative company and category leader that provides the world with high quality, premium and better-for-you beverages. Established in 1989, Reed’s is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The Company’s beverages are now sold in over 32,000 stores nationwide.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza
Elevate IR
ir@reedsinc.com
(720) 330-2829